Exhibit 99

NEWS RELEASE	22901 Millcreek Blvd., Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 5, 2025

NACCO INDUSTRIES
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Consolidated Highlights:
•Q4 2024 operating profit of $3.9 million and net income of $7.6 million versus significant prior year losses
•Q4 2024 Adjusted EBITDA increased to $9.0 million, up 26.8% from Q4 2023
•FY 2024 consolidated net income increased to $33.7 million, or $4.55/share, versus a 2023 net loss of $39.6 million, or $5.29/share
•FY 2024 Adjusted EBITDA increased to $59.4 million, up 116% from 2023 primarily due to significant improvement in the Coal Mining segment

Cleveland, Ohio, Wednesday, March 5, 2025 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three months and year ended December 31, 2024.

	Three Months Ended			Year Ended
($ in millions except per share amounts)	12/31/24	12/31/23	$ Change	12/31/24	12/31/23	$ Change
Operating Profit (Loss)	$3.9	$(67.4)	$71.3	$35.7	$(70.1)	$105.8
Other (income) expense, net	$1.2	$(1.5)	$(2.7)	$2.1	$(6.0)	$(8.1)
Income (loss) before taxes	$2.7	$(65.9)	$68.6	$33.6	$(64.2)	$97.8
Income tax benefit	$(4.9)	$(22.0)	$(17.1)	$(0.1)	$(24.6)	$(24.5)
Net Income (Loss)	$7.6	$(44.0)	$51.6	$33.7	$(39.6)	$73.3
Diluted Earnings (Loss)/share	$1.02	$(5.88)	$6.90	$4.55	$(5.29)	$9.84
Adjusted EBITDA*	$9.0	$7.1	$1.9	$59.4	$27.5	$31.9
*Non-GAAP financial measures are defined and reconciled on pages 8 to 10.

Fourth Quarter 2024 Compared to Fourth Quarter 2023
The substantial increase in financial results was primarily due to a $65.9 million non-cash asset impairment charge in the prior year. Improvements at the Coal Mining and North American Mining segments as well as at Mitigation Resources also contributed to the increased operating profit. These improvements were partly offset by an increase in Unallocated operating expenses, principally employee-related, and an unfavorable change in other (income)/expense due to higher net interest expense and lower income from investments.

Full Year 2024 Compared to Full Year 2023
The improvement in Adjusted EBITDA, which excludes the 2023 impairment charge, was mainly attributable to improved results in all operating segments, particularly Coal Mining. These improvements were partly offset by an increase in Unallocated costs, as well as an unfavorable change in other income. The effective income tax rate is highly variable depending on the mix of earnings and the recognition of discrete tax items. Adjustments to the annual rate can significantly affect the quarterly rate.

Liquidity
At December 31, 2024, the Company had consolidated cash of $72.8 million and total debt of $99.5 million, with availability of $99.1 million under its revolving credit facility.

In 2024, the Company paid $6.6 million in dividends and repurchased approximately 317,000 shares of its Class A Common Stock at prevailing market prices for an aggregate purchase price of $9.9 million. As of December 31, 2024, the Company had $8.5 million remaining under its $20 million share repurchase program that expires at the end of 2025.

Detailed Discussion of 2024 Fourth Quarter Results Compared to Fourth Quarter 2023
Coal Mining Segment

Coal deliveries were as follows:

	2024	2023
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,563	4,842
Consolidated operations	570	686
Total deliveries	6,133	5,528

Key financial results were as follows:
	2024	2023
	(in thousands)
Revenues	$20,364	$19,754
Earnings of unconsolidated operations	$13,987	$10,946
Long-lived asset impairment charge	$—	$60,832
Operating expenses(1)	$8,088	$9,357
Operating profit (loss)	$2,023	$(62,283)
Segment Adjusted EBITDA(2)	$4,235	$3,194
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Adjusted EBITDA, which excludes the 2023 impairment charge of $60.8 million, increased 32.6%. This significant improvement was primarily due to higher earnings at the unconsolidated operations, as well as lower general and administrative expenses. Operating results at the consolidated coal mining operations were comparable to the prior year quarter.

Earnings of unconsolidated operations improved primarily as a result of an increase in pricing at Falkirk and improved earnings at Coteau. Increased customer requirements at both mines led to higher tons delivered.

North American Mining Segment

Deliveries were as follows:
	2024	2023
	(in thousands)
Tons delivered	11,785	12,477

Key financial results were as follows:
	2024	2023
	(in thousands)
Revenues	$34,871	$26,461
Operating profit (loss)	$806	$(562)
Segment Adjusted EBITDA(1)	$3,255	$1,811
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Revenues grew significantly in part due to an increase in reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on gross profit. Favorable pricing and delivery mix contributed to the 39% improvement in revenues, net of reimbursed costs.

North American Mining reported fourth-quarter operating profit compared with an operating loss in the prior year. The improvements in operating results and Segment Adjusted EBITDA were mainly due to a decrease in operating expenses, particularly outside services. The prior year operating loss and Segment Adjusted EBITDA also included a $0.5 million loss on sale of a dragline sold in connection with the extension of a customer contract.

North American Mining continues to benefit from progress on operational and strategic projects to improve profitability. While full-year operating profit was up 72% compared with 2023, North American Mining experienced lower profitability in the second half of 2024 compared with the first half due in part to an overall reduction in demand, partly attributable to the ongoing effects of three hurricanes in Florida.

Minerals Management Segment

Key financial results were as follows:
	2024	2023
	(in thousands)
Revenues	$9,736	$9,782
Operating profit	$7,218	$2,475
Segment Adjusted EBITDA(1)	$8,083	$8,269
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Revenues and Segment Adjusted EBITDA, which excludes the 2023 impairment charge of $5.1 million, were generally comparable to the prior year. An increase in revenue from oil royalties was offset by a reduction in revenue from natural gas and coal royalties.

Outlook
NACCO's businesses provide critical inputs for electricity generation, construction and development, and the production of industrial minerals and chemicals. Increasing demand for electricity, on-shoring and current federal policies are creating favorable macroeconomic trends within these industries. We are confident in our trajectory and business prospects as we enter 2025 and prepare for longer-term growth opportunities. Specifically in 2025, we expect to generate a modest year-over-year increase in consolidated operating profit.

In 2025, the Coal Mining segment anticipates solid customer demand, with deliveries expected to increase modestly from 2024. We anticipate that evolving policy frameworks may create a more favorable regulatory environment for the fossil fuel industry moving forward. These developments are expected to further support coal as an essential part of the energy mix in the United States for the foreseeable future.

The Coal Mining segment expects to benefit from the expiration of temporary price concessions at Falkirk. In addition, Mississippi Lignite Mining Company continues to recover from inefficiencies experienced while its customer's Red Hills Power Plant operated on one of two generation units for more than half of 2024. With the power plant now anticipated to operate at a level consistent with historical averages, coal deliveries are expected to return to more normal levels, resulting in moderate cost efficiencies. However, an anticipated reduction in the 2025 contractually determined per ton sales price compared with 2024 is expected to offset these improvements, resulting in lower results at Mississippi Lignite Mining Company. An expected increase in operating expenses will contribute to an overall anticipated modest year-over-year decrease in Coal Mining segment operating profit.

North American Mining is expected to generate increasing levels of operating profit over time as the benefits of new and extended contracts add to the profitability of existing contracts. During 2024, North American Mining executed three new or amended existing contracts, which are expected to deliver net present value after-tax cash flows of approximately $20 million over contract terms that range from 6 to 20 years. North American Mining is expected to deliver further improved results in 2025, predominantly in the second half of the year based on expectations for comparable year-over-year customer demand. North American Mining is continuously seeking to enter into new or amended contracts to solidify its position as the foundation for NACCO's mining-related growth initiatives.

North American Mining's subsidiary, Sawtooth Mining, is the exclusive provider of comprehensive mining services at Thacker Pass, which is owned by Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Sawtooth Mining will supply all of the lithium-bearing ore requirements for Thacker Pass, which is currently under construction. We expect to continue to recognize moderate income at Sawtooth while it assists with certain construction services. Once the mine is operating, Sawtooth will be reimbursed for costs of mining, capital expenditures and mine closure and will recognize a contractually agreed upon production fee. In addition to providing comprehensive mining services, Sawtooth Mining will receive a fee to transport clay tailings once lithium production commences. Phase 1 lithium production is estimated to begin in late 2027.

The Minerals Management segment, through its Catapult Mineral Partners business, has constructed a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States. In the fourth quarter of 2024, Minerals Management invested $15.7 million in a company that holds non-operated working interests in oil and natural gas assets in the Kansas and Oklahoma portions of the Hugoton basin. While this investment, accounted for under the equity method, is expected to be accretive to earnings, 2025 operating profit is expected to be comparable to 2024. Lower first-half earnings are expected to be offset by an improvement in the second half given expected trends in oil and natural gas prices and projected volumes.

Minerals Management continues to build its portfolio with a mix of producing wells, near-term development opportunities and undeveloped acreage. We believe our data-driven approach to acquisitions and our long-term perspective provides a competitive advantage as undeveloped assets provide additional upside potential over the life of the reserve. While we continue to budget up to $20 million annually to expand our portfolio and provide long-term stable cash flow generation, our business model allows flexibility regarding the cadence and type of investment based on available opportunities that we believe will create long-term value and generate increasing profitability.

Mitigation Resources of North America® provides stream and wetland mitigation solutions as well as comprehensive reclamation and restoration construction services. This business is an avenue for growth and diversification in an area where NACCO has built a strong reputation based on its substantial knowledge and expertise. Mitigation Resources continued to expand during 2024, and now has 11 mitigation banks and other mitigation projects located in Alabama, Florida, Georgia, Mississippi, Pennsylvania, Tennessee and Texas.

Mitigation Resources also provides ecological restoration services for abandoned surface mines and plans to pursue other environmental restoration projects. It was named a designated provider of abandoned mine land restoration by the State of Texas, and in January 2025 secured a restoration project in Kentucky that is expected to be accretive to earnings beginning in 2026.

Mitigation Resources is expected to achieve full-year profitability beginning in 2025 based on current expectations for the timing of permit approvals and mitigation credit releases, as well as income generated from service-related projects. Mitigation Resources is expected to increase profitability over time, and provide a return on capital employed in the mid-teens as the business matures.

We established ReGen Resources in 2023 to address the rapidly increasing demand for additional power generation sources in the United States through development of energy and energy-related projects that utilize multiple-generation technologies, such as solar combined with gas-fired generation, primarily on reclaimed mining properties. These projects could be developed by ReGen Resources directly or through joint ventures that include partners with expertise in energy development projects. Current projects include solar arrays, solar-gas hybrid projects and carbon capture projects on reclaimed mine land in Mississippi and Texas. Additional projects in other states are in early-stage review.

We are taking actions to terminate our defined benefit pension plan in 2025, which will eliminate future volatility from changes in the pension obligation. Once complete, obligations under the terminated plan will be transferred to a third-party insurance provider. Surplus assets are expected to be utilized to fund a qualified replacement plan, reducing future cash funding requirements. Although the plan is currently over funded, a significant non-cash settlement charge is anticipated upon termination, which is expected to lead to a substantial year-over-year decrease in net income and EBITDA compared with 2024.

Consolidated capital expenditures are expected to total approximately $58 million in 2025, which includes approximately $13 million for Coal Mining, $17 million for North American Mining, $20 million for Minerals Management and $8 million predominantly for ReGen Resources and other growth businesses. We expect significant annual cash flow generation beginning in 2025, based on the current business plan.

We believe that each of our businesses have competitive advantages that provide value to customers and create long-term value for stockholders. We are pursuing growth and diversification by strategically leveraging our core natural resources management skills to build a robust portfolio of affiliated businesses. Opportunities for growth remain strong and are increasing amid recent successes and a significant positive change in the regulatory environment, particularly for fossil fuels. Acquisitions of additional mineral interests and improvements in the outlook for Coal Mining segment customers, as well as new contracts at Mitigation Resources and North American Mining should be accretive to the longer-term outlook.

We are committed to maintaining a conservative capital structure as we continue to grow and diversify, while avoiding unnecessary risk. We believe strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses or distributed to investors in the form of share repurchases or dividends. We continue to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, March 6, 2025 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (800) 836-8184 (North America Toll Free) or (646) 357-8785 (International), Conference ID: 37905, or over the Internet through NACCO Industries' website at ir.nacco.com/home. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through March 13, 2025. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained by directing such requests to NACCO Industries, Inc., 22901 Millcreek Blvd., Suite 600, Cleveland, Ohio 44122, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. This release includes reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure or extended project development delay, (3) regulatory actions, including the United States Environmental Protection Agency's rules finalized in 2024 relating to mercury and greenhouse gas emissions for coal-fired power plants, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (5) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as a result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics, (6) changes in development plans by third-party lessees of the Company's mineral interests, (7) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing and U.S. export of natural gas; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (8) failure to obtain adequate insurance coverages at reasonable rates, (9) supply chain disruptions, including price increases and shortages of parts and materials, (10) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (11) impairment charges, (12) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (13) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (14) weather or equipment problems that could affect deliveries to customers, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation, oil and gas and solar development opportunities and other value-added service opportunities, (17) delays or reductions in coal or aggregates deliveries, (18) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (19) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (20) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2024	2023	2024	2023
	(In thousands, except per share data)
Revenues	$70,418	$56,757	$237,708	$214,794
Cost of sales	61,942	49,756	207,952	200,203
Gross profit	8,476	7,001	29,756	14,591
Earnings of unconsolidated operations	15,422	12,332	57,476	49,994
Business interruption insurance recoveries	—	—	13,612	—
Operating expenses
Selling, general and administrative expenses	20,094	19,876	69,754	65,616
Amortization of intangible assets	158	702	531	2,998
(Gain) loss on sale of assets	(237)	302	(5,146)	221
Long-lived asset impairment charge	—	65,887	—	65,887
	20,015	86,767	65,139	134,722
Operating profit (loss)	3,883	(67,434)	35,705	(70,137)
Other (income) expense
Interest expense	1,758	711	5,566	2,460
Interest income	(1,179)	(1,533)	(4,428)	(6,081)
Closed mine obligations	992	2,349	2,381	3,585
Gain on equity securities	(586)	(1,460)	(1,805)	(1,958)
Other, net	185	(1,568)	345	(3,985)
	1,170	(1,501)	2,059	(5,979)
Income (loss) before income tax benefit	2,713	(65,933)	33,646	(64,158)
Income tax benefit	(4,851)	(21,966)	(95)	(24,571)
Net income (loss)	$7,564	$(43,967)	$33,741	$(39,587)

Earnings (loss) per share:
Basic earnings (loss) per share	$1.04	$(5.88)	$4.58	$(5.29)
Diluted earnings (loss) per share	$1.02	$(5.88)	$4.55	$(5.29)

Basic weighted average shares outstanding	7,297	7,481	7,363	7,478
Diluted weighted average shares outstanding	7,422	7,481	7,411	7,478

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	Three Months Ended December 31		Year Ended December 31
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$7,564	$(43,967)	$33,741	$(39,587)
Long-lived asset impairment charge	—	65,887	—	65,887
Income tax benefit	(4,851)	(21,966)	(95)	(24,571)
Interest expense	1,758	711	5,566	2,460
Interest income	(1,179)	(1,533)	(4,428)	(6,081)
Depreciation, depletion and amortization expense	5,702	7,958	24,652	29,387
Consolidated Adjusted EBITDA*	$8,994	$7,090	$59,436	$27,495

*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income (loss) before long-lived asset impairment charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended December 31, 2024
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,364	$34,871	$9,736	$6,134	$(687)	$70,418
Cost of sales	24,240	33,517	1,083	3,822	(720)	61,942
Gross profit (loss)	(3,876)	1,354	8,653	2,312	33	8,476
Earnings of unconsolidated operations	13,987	1,075	361	(1)	—	15,422
(Gain) loss on sale of assets	(198)	(46)	—	7	—	(237)
Operating expenses*	8,286	1,669	1,796	8,501	—	20,252
Operating profit (loss)	$2,023	$806	$7,218	$(6,197)	$33	$3,883
Segment Adjusted EBITDA**
Operating profit (loss)	$2,023	$806	$7,218	$(6,197)	$33	$3,883
Depreciation, depletion and amortization	2,212	2,449	865	176	—	5,702
Segment Adjusted EBITDA**	$4,235	$3,255	$8,083	$(6,021)	$33	$9,585

	Three Months Ended December 31, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$19,754	$26,461	$9,782	$1,674	$(914)	$56,757
Cost of sales	22,794	25,308	943	1,577	(866)	49,756
Gross profit (loss)	(3,040)	1,153	8,839	97	(48)	7,001
Earnings of unconsolidated operations	10,946	1,386	—	—	—	12,332
Long-lived asset impairment charge	60,832	—	5,055	—	—	65,887
(Gain) loss on sale of assets	(171)	518	(45)	—	—	302
Operating expenses*	9,528	2,583	1,354	7,113	—	20,578
Operating profit (loss)	$(62,283)	$(562)	$2,475	$(7,016)	$(48)	$(67,434)
Segment Adjusted EBITDA**
Operating profit (loss)	$(62,283)	$(562)	$2,475	$(7,016)	$(48)	$(67,434)
Long-lived asset impairment charge	60,832	—	5,055	—	—	65,887
Depreciation, depletion and amortization	4,645	2,373	739	201	—	7,958
Segment Adjusted EBITDA**	$3,194	$1,811	$8,269	$(6,815)	$(48)	$6,411
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before long-lived asset impairment charge and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS

	Year Ended December 31, 2024
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$68,611	$119,600	$34,579	$17,707	$(2,789)	$237,708
Cost of sales	79,375	110,821	5,234	15,323	(2,801)	207,952
Gross profit (loss)	(10,764)	8,779	29,345	2,384	12	29,756
Earnings of unconsolidated operations	51,821	5,010	647	(2)	—	57,476
Business interruption insurance recoveries	13,612	—	—	—	—	13,612
(Gain) loss on sale of assets	(285)	(348)	(4,512)	(1)	—	(5,146)
Operating expenses*	30,643	8,365	5,577	25,700	—	70,285
Operating profit (loss)	$24,311	$5,772	$28,927	$(23,317)	$12	$35,705
Segment Adjusted EBITDA**
Operating profit (loss)	$24,311	$5,772	$28,927	$(23,317)	$12	$35,705
Depreciation, depletion and amortization	9,476	9,811	4,273	1,092	—	24,652
Segment Adjusted EBITDA**	$33,787	$15,583	$33,200	$(22,225)	$12	$60,357

	Year Ended December 31, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$85,415	$90,532	$32,985	$8,459	$(2,597)	$214,794
Cost of sales	108,760	83,719	3,969	6,252	(2,497)	200,203
Gross profit (loss)	(23,345)	6,813	29,016	2,207	(100)	14,591
Earnings of unconsolidated operations	44,633	5,361	—	—	—	49,994
Long-lived asset impairment charge	60,832	—	5,055	—	—	65,887
(Gain) loss on sale of assets	(339)	518	42	—	—	221
Operating expenses*	32,137	8,308	4,501	23,668	—	68,614
Operating profit (loss)	$(71,342)	$3,348	$19,418	$(21,461)	$(100)	$(70,137)
Segment Adjusted EBITDA**
Operating profit (loss)	$(71,342)	$3,348	$19,418	$(21,461)	$(100)	$(70,137)
Long-lived asset impairment charge	60,832	—	5,055	—	—	65,887
Depreciation, depletion and amortization	17,569	8,172	3,067	579	—	29,387
Segment Adjusted EBITDA**	$7,059	$11,520	$27,540	$(20,882)	$(100)	$25,137
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before long-lived asset impairment charge and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.